                                  EXHIBIT 99.1

                    PRESS RELEASE, DATED SEPTEMBER 11, 1997

AT THE COMPANY                              FINANCIAL RELATIONS BOARD
Kenneth W. McVey                            Doug DeLieto       Brian Gill
President & Chief Executive Officer         (general info.)    (analyst info.)
USA: (703) 803-3260                                     (212) 661-8030
Ireland: 01.6760984

FOR IMMEDIATE RELEASE
SEPTEMBER 11, 1997


             FUISZ TECHNOLOGIES TO ACQUIRE PHARMACEUTICAL PRODUCTS
                     MARKETER ISTORIA FARMACEUTICI OF ITALY

          STRATEGIC ACQUISITION BOLSTERS COMPANY'S OVERSEAS PRESENCE, INCREASES DISTRIBUTION CHANNELS FOR WIDENING LINE OF PHARMACEUTICAL PRODUCTS

CHANTILLY, VA., SEPTEMBER 11, 1997 -- Fuisz Technologies, Ltd. (Nasdaq NMS:
FUSE) today announced that its Fuisz International Holdings Limited (FIHL) subsidiary has signed a definitive purchase agreement to acquire privately-held Istoria Farmaceutici (Istoria), a national network marketer of pharmaceutical products based in Padova, Italy. Terms were not disclosed.

In announcing the transaction, which is subject to approval by Italian authorities, Fuisz Technologies Ltd. Chief Executive Officer Kenneth W. McVey said, "Istoria provides another excellent addition towards fulfilling our strategy of assembling distribution channels in major markets for our widening line of pharmaceutical products. Together with our previously announced acquisitions of pharmaceutical marketers in Ireland, France and the United States, Istoria brings us a significant presence in the world's number five pharmaceutical market and will add to our international ability to quickly and efficiently distribute our products to consumers. Istoria markets its products primarily to gynecologists and pediatricians who operate in the specialty areas where Fuisz will concentrate its initial European marketing activities, thus making this acquisition a particularly good fit."

Dr. Danilo Casadei Massari, who will continue as President and Chief Executive Officer of Istoria, commented on the new relationship, "I am very pleased to introduce to Italian consumers the new and exciting products which are being developed by Fuisz Technologies using its revolutionary drug delivery technologies. This relationship will fuel the growth of Istoria."

Istoria, which was founded by Dr. Massari, currently employs some 40 full and part-time employees and sales people who market twelve (12) products, including antihistamines, analgesics, and antibiotics.

Fuisz Technologies Ltd. is engaged in the development and commercialization of a wide range of drug delivery, nutraceutical, and food ingredient products utilizing its proprietary CEFORM(TM), Shearform(TM), Flash Dose(TM) and other delivery technologies. FIHL, based in Dublin, Ireland, manufactures and commercializes the company's products outside of North America.

This news release may contain certain forward-looking statements that involve risks and uncertainties. The actual future results of Fuisz Technologies Ltd. and FIHL may differ materially due to a number of factors including, but not limited to, dependence on collaborative partners, risk of manufacturing scale-up, delays of introductions of new products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products, and competition. These and other factors are more fully discussed in the company's Form 10-K in the section captioned "Management Discussion and Analysis of Financial Condition and Results of Operations."


        TO RECEIVE ADDITIONAL INFORMATION ON FUISZ TECHNOLOGIES LTD.,
   VIA FAX AT NO CHARGE, DIAL 1-800-PRO-INFO AND ENTER TICKER SYMBOL FUSE.

                                  #    #    #